Exhibit 10.1

FORM OF

EXECUTIVE SEVERANCE AGREEMENT

UNDER THE

KRATON CORPORATION

EXECUTIVE SEVERANCE PROGRAM

This Severance Agreement with respect to participation under the Kraton Corporation Executive Severance Program (this “Agreement”) is made this September     , 2021 by and between Kraton Corporation (the “Company”) and                      (“Executive”). All capitalized terms not otherwise defined herein will have the meanings ascribed to them in the Kraton Corporation Executive Severance Program (the “Severance Program”).

WHEREAS, the Executive has contributed to the growth of the Company during Executive’s employment with the Company;

WHEREAS, the Executive is currently eligible to participate in the Severance Program;

WHEREAS, the Company presently has the ability to amend the Severance Program to remove the Executive as a participant in the Severance Program; and

WHEREAS, the Company wishes to assure the Executive that the Executive will remain eligible for the promised benefits under the Severance Program in the event of a qualifying termination.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, the parties agree as follows:

1.    Eligibility. Executive is hereby designated as a Participant (as defined in the Severance Program) in the Severance Program and will remain a Participant from the date this Agreement is effective until the day following the 2nd anniversary of a Change in Control (as defined in the Severance Program) (the “Protection Period”).

2.    Severance. As a Participant, Executive is eligible to receive the severance benefits provided under the Severance Program in effect as of the date of this Agreement, subject to all terms and conditions of the Severance Program, including Executive experiencing a qualifying termination of employment under the terms of the Severance Program.

3.    Payment. Notwithstanding anything to the contrary in the Severance Program, Executive will receive any annual Base Salary continuation payments under Article III of the Severance Program that are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) as either “short term deferral” or “separation pay” in a single lump sum within 60 days following Executive’s Termination Date, subject to Executive’s execution and non-revocation of a waiver and release agreement as provided under Article III of the Severance Program. For the avoidance of doubt, any annual Base Salary continuation payments that are not exempt from Code Section 409A will be paid pursuant to Articles III and V of the Severance Program.

4.    Amendment. The Company may not amend the Severance Program during the Protection Period in any manner that negatively impacts Executive’s rights under the Severance Program, as such rights existed on the date of this Agreement, without Executive’s express written consent. Notwithstanding the foregoing, this Agreement will become null and void and of no further force or effect if the transaction contemplated in that certain Merger Agreement executed in September 2021 does not close by December 31, 2022.

5.    Governing Law. This Agreement will be governed by, construed and interpreted in accordance with the laws of the State of Texas.

6.    Binding Effect. This Agreement will be binding upon the Company and the Company’s affiliates and successors and Executive and Executive’s heirs, executors, administrators and successors.

[Signature page follows]

IN WITNESS HEREOF, the Company and Executive have executed this Agreement to be effective as of the date first written above.

KRATON CORPORATION		EXECUTIVE

By:		By:
	Name:	Date:
Title:
Date: